Free Writing Prospectus	Filed Pursuant to Rule 433(d) Registration Statement No. 333-268943

TERM SHEET

Dated May 14, 2024

Issuer:	Japan International Cooperation Agency (JICA)

Security:	4.750% Guaranteed Bonds due May 21, 2029

Expected Ratings	Moody’s: A1
S&P: A+

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time

Guarantee:	Payments of principal and interest are unconditionally and irrevocably guaranteed by Japan

Ranking:	Senior unsecured

Currency / Principal Amount:	U.S.$1,000,000,000

Denomination:	U.S.$200,000 x U.S.$2,000

Pricing Date:	May 14, 2024

Settlement Date:	May 21, 2024

Maturity Date:	May 21, 2029

Coupon:	4.750% per annum (semi-annually, 30/360)

Interest Payment Dates:	May 21 and November 21 of each year, subject to the Business Day Convention commencing November 21, 2024 and ending May 21, 2029

Business Day	Any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) The City of New York, London and Tokyo.

Business Day Convention	Following Business Day Convention, unadjusted

Redemption after the Occurrence of a Tax Event:	JICA may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts JICA is required to pay, as described in the prospectus

Price to Public:	99.912%, plus accrued interest, if any, from May 21, 2024

Underwriting Discount:	0.125%

Proceeds, before Expenses, to JICA:	99.787%, plus accrued interest, if any, from May 21, 2024

Benchmark U.S. Treasury:	4.625% due April 30, 2029

Benchmark Yield:	4.468%

Spread:	30.2 bps

Yield to Investors:	4.770%

Joint Lead Managers:	Daiwa Capital Markets Europe Limited
Barclays Bank PLC
Citigroup Global Markets Limited
Nomura International plc

Format:	SEC-Registered

Clearing Systems:	Euroclear and Clearstream (international global bond held at the common depositary); DTC (DTC global bond)

International Global Bond ISIN:	XS2813763658

International Global Bond Common Code:	281376365

DTC Global Bond ISIN:	US47109LAH78

DTC Global Bond Common Code:	282324237

DTC Global Bond CUSIP:	47109L AH7

Use of Proceeds:	JICA intends to use the net proceeds from the sale of the bonds to finance newly committed or ongoing Eligible Projects of Sustainability Bonds as defined under its Social/Sustainability Bond Framework.

Governing Law:	The State of New York

Listing:	Expected on Singapore Exchange Securities Trading Limited

You can access JICA’s most recent prospectus satisfying the requirements of Section  10 of the United States Securities Act of 1933, as amended, at the following website:

https://www.sec.gov/Archives/edgar/data/1679198/000119312524136674/d768649d424b5.htm

Each purchaser of the bonds offered hereby will be deemed to have represented that it is a person who falls into the category of (i) or (ii) as set forth on page S-3 of the foregoing prospectus supplement.

JICA has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents JICA has filed with the SEC for more complete information about JICA and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JICA, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Daiwa Capital Markets Europe Limited at +44-20-7597-8000, Barclays Bank PLC, toll free from the United States at 1-888-603-5847, Citigroup Global Markets Limited, toll free from the United States at +1-800-831-9146 or Nomura International plc at +44-20-7103-5652.

MiFID II and UK MiFIR professionals/ECPs-only – No EEA or UK PRIIPs KID: The manufacturer target markets (MiFID II and UK MiFIR product governance) as assessed by the lead managers are eligible counterparties and professional investors only (all distribution channels). No EEA or UK PRIIPs key information document (KID) will be prepared as not available to retail investors in EEA or in UK. FCA/ICMA stabilization.